Exhibit 23.3



            Consent of Independent Registered Public Accounting Firm

To the Supervisory Board of
Deutsche Bank Aktiengesellschaft:

        We consent to the incorporation by reference in the Registration Statement of Nelnet Student Loan Trust 2006-1 of our audit report dated March 16, 2005 with respect to the consolidated balance sheets of Deutsche Bank Aktiengesellschaft and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the prospectus.

        Our audit report refers to the fact that the Company adopted FASB Interpretation No. 46 "Consolidation of Variable interest Entities" and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" during 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.



/s/ KPMG Deutsche Treuhand -
         Gesellschaft Aktiengesellschaft Wirtschaftsprufungesellschaft

Frankfurt am Main (Germany)
February 16, 2006